Exhibit 99.1

Realty Finance Trust, Inc. Announces Appointment of Benefit Street Partners as New Advisor

•	Benefit Street Partners brings experienced real estate finance team and an institutional credit platform to Realty Finance Trust.
•	Realty Finance Trust investors to realize greater value through a revised advisory agreement, which is expected to result in significant cost savings.
•	Appointment follows a competitive process for selecting a new advisor conducted by Company’s independent directors.

NEW YORK – September 29, 2016 – Realty Finance Trust, Inc. (“RFT” or the “Company”), a publicly registered, non-traded real estate investment trust, today announced that the Company has appointed Benefit Street Partners L.L.C. (“BSP”) as its new external advisor, effective immediately. The appointment follows a competitive process for selecting a new advisor, which was conducted by a Special Committee of the Company’s board of directors consisting exclusively of the Company’s independent directors. In connection with that process, the Special Committee, with the assistance of its independent financial advisor and independent legal counsel, conducted a thorough analysis of each of the four proposals submitted by parties interested in serving as the Company’s external advisor, before selecting BSP.

BSP, an SEC-registered investment adviser, is a leading credit-focused alternative asset management firm with over $14 billion in assets under management. BSP manages assets across a broad range of complementary credit strategies including high yield, levered loans, private / opportunistic debt, liquid credit, structured credit and commercial real estate debt. BSP has over 115 professionals, including a 34-person team dedicated to the firm’s real estate platform. BSP is in partnership with Providence Equity Partners L.L.C., a leading global private equity firm with a combined $47 billion in assets under management.

Concurrent with the appointment of the new advisor, the Company has appointed BSP’s President, Richard Byrne, as Chairman and Chief Executive Officer. Additionally, BSP’s commercial real estate Chief Financial Officer, Jerry Baglien, has been appointed to serve as the Company’s Chief Financial Officer. The Company’s board of directors has been expanded to five directors and Jamie Handwerker and Buford Ortale have been appointed as new independent directors. As a result, four of the five members of the Company’s board of directors will be independent. The Company’s former executive officers, who were affiliated with the Company’s previous advisor, have resigned.

The new advisory agreement provides the Company’s stockholders with substantially improved terms as compared to the previous advisory agreement in several key areas, including:

•	computing the management fee based on stockholder’s equity instead of assets;
•	revising the annual performance fee to more closely align with stockholder interests;
•	eliminating acquisition fees after $600 million of new investments; and
•	eliminating disposition fees.

The Company expects that these changes to the advisory agreement will result in significant savings for stockholders in the future.

Elizabeth K. Tuppeny, the Company’s Lead Independent Director, remarked, “I am very pleased to announce the appointment of BSP as the Company’s new advisor. The Board believes that BSP’s talented team of credit professionals and their reputation and relationships in both the borrower and financing communities will strongly position the Company to take advantage of market opportunities to generate attractive risk-adjusted returns for our stockholders and eventually position the Company for a successful liquidity event. The Board would also like to thank Peter Budko and our former management team as well as its former advisor, AR Global, for their contributions to RFT and for laying the foundation for continued growth as a leading real estate credit platform.”

Mr. Byrne said, “We are very excited to be selected as the Company’s new external advisor. We believe that BSP will be able to enhance RFT’s already strong platform through increased scale and institutional relationships, driving its loan origination process and balance sheet management to deliver meaningful value to stockholders.”

BSP’s commercial real estate team is led by Scott Waynebern, Head of Commercial Real Estate, and Michael Comparato, Head of Commercial Real Estate Origination, who bring approximately 50-years of collective experience in real estate finance. BSP’s commercial real estate team has closed approximately $1.8 billion in fixed and floating rate loans over the past two years. RFT and BSP’s platforms are complementary – BSP’s existing platform consists primarily of long-term, fixed rate loans while RFT’s platform focuses primarily on shorter term, floating rate loans and mezzanine investments. The combination of the two operations will create a “one-stop-shop” for commercial real estate owners and brokers.

Houlihan Lokey served as financial advisor to BSP and Ropes & Gray LLP served as legal counsel to BSP.

About Benefit Street Partners

Benefit Street Partners is a leading credit-focused alternative asset management firm with over $14 billion in assets under management. BSP manages assets across a broad range of complementary credit strategies including high yield, levered loans, private / opportunistic debt, liquid credit, structured credit and commercial real estate debt. BSP is in partnership with Providence Equity Partners, a leading global private equity firm with a combined $47 billion in assets under management. The BSP platform was established in 2008 and is based in New York. For further information, please visit www.benefitstreetpartners.com.

About Realty Finance Trust, Inc.

Realty Finance Trust, Inc. is a publicly registered, non-traded real estate investment trust ("REIT") with $1.3 billion of total assets and was formed primarily to originate, acquire and manage a diversified portfolio of commercial real estate debt secured by properties located both within and outside of the United States. RFT may also invest in commercial real estate securities and commercial real estate properties. Additional information about RFT can be found on its website at www.realtyfinancetrust.com.

MEDIA CONTACTS

Realty Finance Trust

Investor Relations

866-902-0063

Benefit Street Partners

Andrew Cole/Kelsey Markovich

212-687-8080

prov-svc@sardverb.com